EXHIBIT 99.1

Dot VN, Inc. Retains Investor Awareness, Inc. for its IR Program and
North Shore Public Relations, Inc. as its PR Firm

SAN DIEGO, CALIFORNIA -- April 7, 2009 -- Dot VN, Inc., (www.dotVN.com), (OTC Bulletin Board: DTVI), an Internet and Telecommunications Company and the exclusive online global domain name registrar for the Country of Vietnam, announced that in an effort to create awareness about the Company’s recent developments and increase in business activities, it has retained the services of Investor Awareness, Inc. as its investor relations firm and North Shore Public Relations, Inc. as its public relations firm.  Investor Awareness and North Shore Public Relations will assist Dot VN, Inc. in creating outreach programs to increase visibility in the investment community, and news dissemination and media relations programs to help broaden awareness.

Founded in 1994, Chicago-based Investor Awareness, Inc., (www.investorawareness.com) a full-service investor relations consulting firm, provides private and publicly traded companies with customized programs to generate awareness among members of the financial community.  Investor Awareness specializes in accelerating growth in the value of small to mid-size companies.

“Investor Awareness, Inc. will play an integral role in ensuring we reach the investment community to raise awareness of Dot VN, Inc. for the first time as a public entity,” said Thomas Johnson, Chief Executive Officer of Dot VN, Inc. “Our timing is perfect to tell the Dot VN, Inc. story to the investment community and to the media.  During 2008, Dot VN grew its domain names under management by 34 percent to over 10,000 domain names, which is on par with the overall growth rate of Vietnamese domain names (at approximately 35 percent annually).  The Vietnamese domain extension, .VN, has grown faster than any of the other 240 countries who currently provide domain registrations.  Vietnam has approximately 86 million people with a literacy rate of 90 percent.  As the country of Vietnam continues to grow and prosper, we anticipate significant growth and developments in our business in 2009, therefore making the launch of our communications programs essential in order to attract new potential customers, partners and shareholders.”

Johnson added, “We look forward to Investor Awareness, Inc. introducing us to the U.S. investment community and feel they are best qualified with over 15 years of experience to help us reach both current and potential investors with our message.  North Shore Public Relations, Inc. will help shape our story to attract the interest of key members of the media in order to raise awareness of Dot VN, Inc.”

Tony Schor, President of Investor Awareness, Inc., said, “We are pleased to work on behalf of Dot VN, Inc. during this exciting phase of anticipated growth.  We look forward to communicating the Company’s compelling story and to introduce Dot VN, Inc. to our established contacts amongst the investment community.

“Our plans are to introduce them to potential investors across the country, particularly located in geographical areas that will be hearing the story for the first time.  We believe that we can help the Company expand its awareness to a broader group of sophisticated investors in the U.S.”

North Shore Public Relations, Inc., (www.northshorepr.com) a full-service public relations agency, implements media strategies designed to enable clients to stay ahead of the competition and to offer new avenues to enhance their corporate images.  North Shore Public Relations specializes in gaining a thorough understanding of clients and their strategic business goals, and developing public relations campaigns that deliver results.

About the Company:

Dot VN, Inc. (www.DotVN.com) provides Internet and Telecommunication services for Vietnam.  Vietnam Internet Network Information Center ("VNNIC") awarded the Company an "exclusive long term contract" to be the first registrar to market and register its country code Top Level Domain ("ccTLD") of .VN (Vietnam) and Parking Page Marketing via the Internet.  Dot VN has established agreements with international ISPs (Internet service providers) along with over 100 top international domain resellers and over 90 Vietnamese domain resellers to commercialize ..VN.  Also, the Company is currently developing initiatives to offer Internet Data Center services and Wireless applications.

Cautionary Warning Regarding Forward-Looking Statements:

Statements in this press release may be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as "anticipate," "believe," "estimate," "expect," "intend" and similar expressions, as they relate to Dot VN or its management, identify forward-looking statements.  These statements are based on current expectations, estimates and projections about Dot VN's business based, in part, on assumptions made by management.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in Dot VN's filings with the Securities and Exchange Commission.  Factors that could materially affect these forward-looking statements and/or predictions include, among other things: (i) our limited operating history; (ii) our ability to pay down existing debt; (iii) unforeseen costs and expenses; (iv) potential litigation with our shareholders, creditors and/or former or current investors; (v) Dot VN's ability to comply with federal, state and local government regulations in the US and foreign countries; (vi) Dot VN's ability to maintain current agreements with the government of Vietnam and enter into additional agreements with the government of Vietnam; and (vii) other factors over which we have little or no control.  In addition, such statements could be affected by risks and uncertainties related to product demand, market and customer acceptance, competition, pricing and development difficulties, as well as general industry and market conditions and growth rates and general economic conditions.  Any forward-looking statements speak only as of the date on which they are made, and Dot VN does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.  Information on Dot VN's website does not constitute a part of this release.

For more information, contact:

Thomas M. Johnson, Chairman & CEO
Dot VN, Inc.
Phone: 858-571-2007 x14
Email: Inquiries@DotVN.com
Website: www.DotVN.com
Register your .VN domains at:  www.VN

Investor Relations:
Investor Awareness, Inc.
Tony Schor or Lindsay Kenoe, 847-945-2222
Website: www.investorawareness.com

Media Contact:
North Shore Public Relations, Inc.
Renae Placinski, 847-945-4505
Renae@northshorepr.com
Website: www.northshorepr.com